090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number
	20100092801-53
Ross Miller	Filing Date and Time
Secretary of State	02/12/2010 9:23 AM
State of Nevada	Entity Number
	E0834442007-1

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

ALENTUS CORPORATION

2. The articles have been amended as follows: (provide article numbers, if available)

3. Authorized Stock: (number of shares corporation is authorized to issue): See attached 9 pages.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Unanimous

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X William

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
ALENTUS CORPORATION
a Nevada corporation

ALENTUS CORPORATION, a corporation organized and existing under the laws of the state of Nevada (the "*Corporation*"), does hereby certify:

1) The Corporation filed the original Articles of Incorporation with the Secretary of State of Nevada on December 7, 2007.
2) In accordance with the laws of the State of Nevada, the Incorporator of the Corporation, by written consent, has duly adopted resolutions proposing and declaring advisable the following amendment to the Articles of Incorporation of the Corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that **ARTICLE 3** of the Corporation's Articles of Incorporation be, and hereby is, amended, in its entirety, to read in full as follows:

ARTICLE 3

The Corporation is authorized to issue two classes of shares, designated respectively "*Common Stock*" and "*Preferred Stock.*" The Common Stock shall consist of 350,000,000 authorized shares with par value of $0.001 per share. The Preferred Stock shall consist of 2,000,000 authorized shares, with par value of $0.001 per share, 1,000,000 of which shall be designated Series A-1 Preferred Stock ("*Series A-1 Preferred Stock*"), and 1,000,000 of which shall be designated Series A-2 Preferred Stock ("*Series A-2 Preferred Stock*").

The following is a statement of the designations, powers, privileges, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions relating to the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, and the Common Stock:

1. **Dividends**. Holders of the outstanding shares of Preferred Stock shall be entitled to receive dividends, to the extent that dividends are properly and legally declared by the Board of Directors (subject to adjustment for stock splits, stock dividends, combinations, recapitalizations, and similar transactions applicable to the Preferred Stock). Such dividends, if any, shall be fully paid to holders of Preferred Stock before any dividend or other distribution shall be paid on or declared and set apart for the holders of the Common Stock.

2. **Liquidation, Dissolution or Winding Up.**

(a) **Preference - Series A-1 Preferred Stock** In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "*Liquidation*"), holders of each share of Series A-1 Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus, or earnings, before any sums shall be paid or any assets distributed among the holders of shares of Series A-2 Preferred Stock or Common Stock, an amount determined in good faith by the Board of Directors (subject to adjustment for stock splits, stock dividends, combinations, recapitalizations, and similar transactions applicable to the Series A-1 Preferred Stock) plus all accrued and unpaid dividends thereon, up to and including the date of full payment (whether or not declared by the Board of Directors on each such share then held by each such holder)(the aggregate amount of such payments shall be referred to herein as the "*Series A-1 Preference Amount*").

(b) **Preference - Series A-2 Preferred Stock.** In the event of any Liquidation, as defined above, holders of each share of Series A-2 Preferred Stock shall be entitled to be paid, following the payment of the holders of the Series A- 1 Preferred Stock pursuant to Section 2(a) above, out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus, or earnings, before any sums shall be paid or any assets distributed among the holders of shares of Common Stock, an amount determined in good faith by the Board of Directors (subject to adjustment for stock splits, stock dividends, combinations, recapitalizations, and similar transactions applicable to the Series A-2 Preferred Stock) plus all accrued and unpaid dividends thereon, up to and including the date of full payment (whether or not declared by the Board of Directors on each such share then held by each such holder)(the aggregate amount of such payments shall be referred to herein as the "*Series A-2 Preference Amount*").

(c) **Preference - Common Stock.** Upon any Liquidation, after payment of the full liquidation preference of the Series A- 1 Preferred Stock and Series A-2 Preferred Stock as provided above, any remaining assets available for distribution shall be distributed ratably among the holders of the Common Stock.

(d) **Consolidation and Merger.** A consolidation or merger (other than a consolidation or merger in which the holders of voting securities of the Corporation immediately before the consolidation or merger own, immediately after the consolidation or merger, voting securities of the surviving or acquiring corporation, or of a parent party of such surviving or acquiring corporation, constituting more than 50% of the voting power of such surviving or acquiring corporation or parent party) of the Corporation, or a sale of all or substantially all of the assets of the Corporation, shall be regarded as a Liquidation within the meaning of this Section 2.

(e) **Distributions other than Cash.** Whenever the distribution provided for herein shall be paid in property other than cash, the value of such distribution shall be the fair

market value of such property as determined in good faith by the Board of Directors of the Corporation.

3. **Voting Power**. The holders of Series A-1 Preferred Stock shall have no vote on any matter, other than as required by law. Except as required by law, each issued and outstanding share of Series A-2 Preferred Stock shall be entitled to one vote on all matters. Except as required by law, each issued and outstanding share of Common Stock shall be entitled to one vote on all matters.

4. **Redemption**.

(a) **Mandatory Redemption**. Upon the occurrence of a Liquidity Event, as defined below, and unless waived by holders of a majority of the then-outstanding shares of Series A-2 Preferred Stock, the Corporation shall redeem the shares of Preferred Stock then outstanding, in whole, to the extent permitted by law. A *"Liquidity Event"* shall mean any consolidation or merger of the Corporation, or sale of all or substantially all of the assets of the Corporation (other than a consolidation, merger or sale of assets following which the holders of voting securities of the Corporation immediately before the consolidation, merger or sale of assets hold, immediately after the consolidation, merger or sale of assets, voting securities of the surviving or acquiring corporation, or of a parent party of such surviving or acquiring corporation, constituting more than 50% of the voting power of such surviving or acquiring corporation or parent party) or completion by the Corporation of a Public Offering (as defined in Section 5(b) below).

(b) **Optional Redemption**. The Corporation may redeem shares of Preferred Stock, at its option, at any time such shares are outstanding.

(c) **Redemption Price**. The Redemption Price set forth in this Section 4 shall be subject to equitable adjustment in the event of a stock split, combination, reclassification or other similar transaction involving the Preferred Stock.

(d) **Pro-Rata Basis**. The redemption or repurchase of all or any portion or number of shares of the Preferred Stock, whether pursuant to the provisions of this Article 4 or otherwise, and all dividends or other distributions thereon or with respect thereto shall be on a pro-rata basis in right of payment and in all other respects for each and every share of such Preferred Stock, without regard to the identity of the holder.

(e) **Payment and Surrender of Certificates**. Each holder of shares of Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, and thereupon the applicable Redemption Price for such shares as set forth in this Section 4 shall be paid to the order of the person whose name appears on such certificate or certificates and each surrendered certificate shall be canceled and retired.

(f) **No Rights as Stockholder Following Redemption**. If any shares of Preferred Stock are not redeemed solely because a holder fails to surrender the certificate or certificates

representing such shares pursuant to Section 4(e) hereof, then, from and after the Redemption Date, the holders of such shares of Preferred Stock thereupon subject to redemption shall cease to have any rights of a holder of Preferred Stock, except solely for the right to receive the Redemption Price upon surrender of the certificate or certificates representing the shares.

5. **Conversion**. The holders of the Preferred Stock shall have conversion rights, as follows (the *"Conversion Rights"*):

(a) **Right To Convert**. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of any additional consideration by the holder thereof, after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the original issue price by the conversion price, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion (the *"Conversion Price"*). The initial Conversion Price per share of Preferred Stock shall be Eighty Percent (80%) of the then-current fair market value of the Corporation's Common Stock, subject to adjustment as hereinafter provided but in no case will the Conversion Price be less than 10 cents [$0.10] per share.

(b) **Automatic Conversion**. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price then in effect upon the earlier of (i) the affirmative vote or written consent of holders of a majority of the shares of Preferred Stock then outstanding, voting together as a separate class, or (ii) the closing of a Public Offering of the Corporation's Common Stock under the Securities Act of 1933, as amended (the *"Securities Act"*), other than a registration relating solely to a transaction under Rule 145 under the Act or to an employee benefit plan of the Corporation (subject to adjustments for stock dividends, splits, combinations and similar events).

(c) **Mechanics of Conversion**. Before any holder of Preferred Stock shall be entitled voluntarily to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office of election to convert the same and shall state therein the number of shares to be converted and the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

Notwithstanding the foregoing, in the event of an automatic conversion pursuant to Section 5(b), the outstanding shares of Preferred Stock so converted shall be converted automatically without any further action by the holder of such shares, and whether or not the certificates representing such shares are surrendered to the Corporation or the transfer agent for such Preferred Stock, and the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or the transfer agent for such Preferred Stock, or the holder notifies the Corporation or the transfer agent for such Preferred Stock that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable thereafter, issue and deliver to such address as the holder may direct, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. If the conversion is in connection with a Public Offering pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(d) **Adjustments to Conversion Prices for Stock Splits, Stock Dividends and Subdivisions of Common Stock**. In the event that this Corporation at anytime or from time to time after the Original Issue Date (as hereinafter defined) shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), then the Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be increased in proportion to the increase in the aggregate number of shares of Common Stock outstanding. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock. For purposes of this Section 5(d), the term *"Original Issue Date"* shall mean the date on which the first share of Preferred Stock was issued.

(e) **Adjustments to Conversion Prices for Reverse Stock Splits and Combinations of Common Stock.** In the event that this Corporation at any time or from time to time after the Original Issue Date shall combine or consolidate, by reclassification or otherwise, its outstanding shares of Common Stock into a lesser number of shares of Common Stock, then the Conversion Price in effect immediately prior to such event

shall, concurrently with the effectiveness of such event, be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to the decrease in the aggregate number of shares of Common Stock outstanding.

(f) **Adjustments for Reclassification and Reorganization.** If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above, or a merger or other reorganization referred to above, the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before that change.

(g) **Other Distributions.** In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons or assets (excluding cash dividends), then, in each such case, the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(h) **Notices of Record Date.** In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i) **Reservation of Stock Issuable Upon Conversion.** The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such

number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to these Amended and Restated Articles of Incorporation.

(j) **Fractional Shares.** No fractional share shall be issued upon the conversion of any share or shares of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

(k) **Notices.** Any notice required to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Corporation.

6. **No Reissuance of the Preferred Stock.** No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Preferred Stock accordingly.

7. **Restrictions and Limitations.**

(a) Except as expressly provided herein or as required by law, so long as any shares of Preferred Stock remain outstanding, the Corporation shall not, and shall not permit any subsidiary (which shall mean any corporation or trust of which the Corporation directly or indirectly owns at the time more than 50% of the voting power of such corporation or trust) to, without the vote or written consent by the holders of at least a majority of the then-outstanding shares of Preferred Stock (each share of Series A-2 Preferred Stock to be entitled to one vote in each instance):

i. Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose), any share or shares of the Corporation (except for (a) those shares repurchased from officers, directors, consultants or employees under agreements requiring such persons to sell such shares to the Corporation on termination of their relationship with the Corporation or its subsidiaries or those shares repurchased from shareholders under agreements granting the Corporation a right of first refusal to purchase such shares, and (b) the redemption of Preferred Stock pursuant to Section 4 hereof);

ii. Authorize or issue, or obligate itself to Authorize or issue, any other equity security senior to or on a parity with the Preferred Stock as to liquidation preference; or

iii. Effect any sale, lease, assignment, transfer or other conveyance of all or substantially all of the assets of the Corporation or any subsidiary thereof, or any consolidation or merger involving the Corporation or any subsidiary thereof (other than a consolidation or merger in which the holders of voting securities of the Corporation or subsidiary immediately before the consolidation own, immediately after the consolidation or merger, voting securities of the surviving or acquiring corporation, or of a parent of such corporation, possessing more than 50% of the voting power of such surviving or acquiring corporation or parent), or any reclassification or other change of shares, or any recapitalization or any dissolution, liquidation or winding up of the Corporation.

(b) The Corporation shall not amend its Articles of Incorporation without the approval by vote or written consent by the holders of at least a majority of the then-outstanding Preferred Stock, each share of Series A-2 Preferred Stock to be entitled to one vote in each instance, if such amendment would (i) change any of the rights, preferences, privileges or limitations provided for herein for the benefit of the Preferred Stock, (ii) take any action to increase the designated number of shares of Preferred Stock to a number greater than 2,000,000, which number shall be automatically reduced on a share-for-share basis as such shares are redeemed, or (iii) reduce the amount payable to the holders of the Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or change the relative seniority of the liquidation preferences of the holders of Preferred Stock to the rights upon liquidation of the holders of any other capital stock of the Corporation, or change the dividend rights of the holders of Preferred Stock. Without limiting the generality of the preceding sentence, the Corporation will not amend its Articles of Incorporation without the approval by the holders of at least a majority of the then-outstanding Series A-2 Preferred Stock, each share of Series A-2 Preferred Stock to be entitled to one vote in each instance, if such amendment would change the relative seniority rights of the holders of the Series A-2 Preferred Stock as to the payment of dividends in relation to the holders of any other capital shares of the Corporation.

8. **Notices of Record Date.** In the event of:

(a) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

(b) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or

any transfer of all or substantially all of the assets of the Corporation to any other corporation, entity or person, or

(c) any Liquidation,

then and in each such event the Corporation shall mail or cause to be mailed to each holder of Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, or (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least 30 days prior to the date specified in such notice on which such action is to be taken.

****

3) That said amendment was duly adopted in accordance with the provisions of the laws of the State of Nevada.

IN WITNESS WHEREOF, ALENTUS CORPORATION has caused this Certificate of Amendment to be signed by William A. King, its duly authorized President, as of this 8th day of June 2009.

ALENTUS CORPORATION
a Nevada corporation

By: William A. King

William A. King
President, Alentus Corporation